EXHIBIT 21

                              SUBSIDIARIES OF
                      CONNECTICUT ENERGY CORPORATION

                 Name                          State of Incorporation
                 ----                          ----------------------
The Southern Connecticut Gas Company                 Connecticut
Connecticut Energy Development Corporation           Connecticut
Total Energy Services Group, Inc.                    Connecticut